Exhibit 10.26

GRIFFON CORPORATION
2025 RETIREE MEDICAL PLAN

Generally Effective August 5, 2025

GRIFFON CORPORATION 2025 RETIREE MEDICAL PLAN

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Page
Section 7.6. Continuation of Group Health Coverage.	17
Section 7.7. Limitation of Rights and Obligations.	18
Section 7.8. Gender and Number.	18
Section 7.9. Headings and Severability.	18
Section 7.10. Successors.	18
Section 7.11. Notice.	18
Section 7.12. Counterparts.	18

SCHEDULE A: ELIGIBLE EMPLOYEES

EXHIBIT A: DOCUMENTS INCORPORATED BY REFERENCE

EXHIBIT B:    CLAIMS ADMINISTRATORS

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GRIFFON CORPORATION 2025 RETIREE MEDICAL PLAN

SECTION 1

ESTABLISHMENT OF PLAN

The Griffon Corporation 2025 Retiree Medical Plan (hereinafter referred to as the “Plan”), is hereby established effective August 5, 2025.

The Plan includes:

•Schedule A to the Plan, which lists eligible employees.

•Exhibit A to the Plan, which incorporates various documents by reference as part of the Plan.

•Exhibit B to the Plan, which sets forth the Claims Administrators appointed by the Plan Administrator.

SECTION 2

DEFINITION AND CONSTRUCTION

Section 2.1    Construction and Governing Law.

(a)    This Plan shall be construed, enforced and administered and the validity thereof determined in accordance with ERISA, the Code, and, to the extent not inconsistent, with the laws of the State of Delaware. In resolving any other uncertainty as to the meaning or intention of any provision of the Plan, the interpretation that causes the Plan to comply with all applicable provisions of ERISA and the Code shall prevail over any different interpretation.

(b)    Words used herein in the masculine gender shall be construed to include the feminine gender where appropriate and words used herein in the singular or plural shall be construed as being in the plural or singular where appropriate.

(c)    Any headings or subheadings in the Plan are inserted for convenience of reference only and shall be ignored in the construction of any provision of the Plan.

(d)    Should any provision be determined to be void, invalid, or unenforceable by any court of competent jurisdiction, the Plan shall continue to operate, and for purposes of the jurisdiction of the court, shall be deemed not to include the provisions determined to be void

(e)    This document constitutes both the formal plan document and the summary plan description for the Plan. The Plan is an “employee welfare benefit plan” within the meaning of ERISA Section 3(1). Each Participant’s ERISA rights are described at the end of this document. This document is provided to each Participant as required by ERISA. Each Participant should read all parts of this description carefully so that the Participant will not only understand the ways in which the Plan may benefit him or her, but also certain exclusions to coverage and limitations on the receipt of benefits which may apply to the Participant.

(f)    It is the Company’s intention to operate the Plan in a manner consistent with the requirements applicable to reimbursement arrangements under Code Section 409A such that all benefits hereunder will be exempt from or compliant with Code Section 409A, and shall be administered and operated in conformity with this intention.

Section 2.2.    Definitions.

When the initial letter of a word or phrase is capitalized herein, the meaning of such word or phrase shall be as follows:

(a)    “Administrative Committee” means the administrative committee appointed by the Company.

(b)    “Affiliate” means, with respect to any person, or entity, any other person or entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with, the person or entity in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract or otherwise.

(c.)    “Cause” shall have the meaning ascribed to such term in a Participant’s employment agreement, severance agreement, consulting agreement, or other similar agreement, with the Company. If a Participant does not have any such type of agreement with the Company (or if such agreement does not define the term “Cause”), “Cause” shall mean:

(i)    The Participant shall have been convicted of a felony;

(ii)    The Participant shall have been convicted of (or plead “guilty” or “nolo contendere” to or been found guilty of) any misdemeanor or summary offense involving fraud, theft, misrepresentation or moral turpitude or any other misdemeanor or summary offense that will, in the opinion of the Chief Executive Officer of the Company (or, where the Participant is the Chief Executive Officer, the Board of Directors of the Company), determined in good faith, adversely affect in any material respect the Company’s prospects or reputation or the Participant’s ability to perform his or her obligations or duties to the Company;

(iii)    The Participant intentionally and continually shall have failed substantially to perform his or her reasonably assigned duties with the Company, which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized representative of the Company, has been delivered to the Participant;

(iv)    The Participant shall have willfully or repeatedly engaged in misconduct or gross negligence in the performance of your duties to the Company that has a material detrimental effect on the Company;

(v)    The Participant shall have committed an act of fraud, theft or dishonesty against the Company or any act or omission intended to result in the personal enrichment of the Participant or his or her relative in violation of the Participant’s duty of loyalty to the Company; or

(vi)    The Participant shall have materially breached or violated the terms of the Participant’s employee agreement, the Company’s general employment policies or any other agreement to which the Participant and the Company are parties.

(d)    “Claims Administrator” means the person(s) or entity(ies) appointed by the Plan Administrator and identified in Exhibit B to make an initial benefit determination or to determine a subsequent appeal with respect to a “claim” for benefits (under DOL Regs. 2590.503-1(e)) under any benefit provided under the Plan.

The Claims Administrator shall be a named fiduciary of the Plan, with respect to the fiduciary functions delegated to that Claims Administrator. Each Claims Administrator responsible for appeals shall have full discretionary authority to determine benefits payable under the applicable benefit program; provided, however, the Plan Administrator shall be the Claims Administrator for the final level of appeal.

(e)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f)    “Company” means Griffon Corporation, as now constituted or as may be constituted hereafter, or any person, firm, corporation or partnership which may succeed to its business, and where applicable, any Affiliate thereof.

(g)    “ERISA” means the “Employee Retirement Income Security Act of 1974”, as amended from time to time.

(h)    “Good Reason” shall have the meaning ascribed to such term in a Participant’s employment agreement, severance agreement, consulting agreement, or other similar agreement, with the Company. If a Participant does not have any such type of agreement with the Company (or if such agreement does not define the term “Good Reason”), “Good Reason” shall mean any of the following events occurring without the consent of the Participant, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Participant to the Company: (i) a material diminution in the Participant’s base salary or incentive bonus opportunity; (ii) a relocation of the Participant’s primary work location by more than thirty (30) miles from its location as of August 5, 2025; or (iii) a material diminution in the Participant’s duties, authorities or responsibilities; provided, however, that Good Reason shall not exist unless (x) the Participant provides the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within thirty (30) days after the Participant first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, (y) the Company fails to cure such events or circumstances within thirty (30) days following receipt of such notice and (z) the Participant resigns his or her employment within thirty (30) days following the expiration of the Company’s cure period as set forth above.

(i)    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, including amendments made by the Health Information Technology for Economic and Clinical Health Act (“HITECH Act”), as incorporated in Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009.

(j)    “Participant” means any individual listed on Schedule A hereto (a copy of which is incorporated herein by reference, and which may be amended from time to time by the Compensation Committee of the Company) (i) who retires or after August 5, 2026, and (ii) the sum of whose age and Years of Service as of his or her retirement date is greater than or equal to 72. Further, if an eligible retiree is married on his or her retirement date, then the retiree’s spouse as of his or her retirement date shall also be a Participant, regardless of whether the eligible retiree and the retiree’s spouse later divorce. If an eligible retiree marries another individual after his or her retirement date, such new spouse shall not be eligible to become a Participant.

A surviving spouse of an eligible retiree who is participating in the Plan at the time of the eligible retiree’s death may continue to participate in the Plan, regardless of whether such surviving spouse subsequently remarries.

Notwithstanding the foregoing, a person listed on Schedule A shall not be eligible to become a Participant if he or she is terminated for Cause. If an individual becomes a Participant, and the Company later learns, and can demonstrate, that circumstances supporting a for “Cause” termination existed at the time of such Participant’s retirement, such Participant and his or her spouse shall immediately cease to be Participants under the Plan.

(k)    “PHI” or “Protected Health Information” means protected health information as defined by HIPAA and the regulations thereunder. PHI is information that is created or received by a health plan, employer, health care provider, or health care clearing house, and includes information that relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual. In addition, the information either identifies the individual, or with respect to which there is a reasonable basis to believe the information can be used to identify the individual. This information may be maintained or transmitted either electronically or in any other form or medium.

(l)    “Plan” means the Griffon Corporation 2025 Retiree Medical Plan, as amended from time to time.

(m)    “Plan Administration Functions” shall be defined as activities that would meet the definition of Payment or Health Care Operations, as defined by HIPAA and the regulations thereunder, but do not include functions to modify, amend, or terminate the Plan or solicit bids from prospective issuers. Plan administration includes, but is not limited to, quality assurance, claims processing, auditing, monitoring and management of carve-out plans (i.e., vision and dental). Plan administration does not include any employment-related functions or functions in connection with any other benefits or benefit plans, and the Plan(s) may not disclose information for such purposes absent an authorization from an individual for whom the information pertains. In addition, enrollment functions performed by the Company are not considered Plan Administration Functions.

(n)    “Plan Administrator” for the Plan means the Company, as provided in Section 4.1.

(o)    “Plan Year” means the calendar year beginning January 1 and ending December 31. Notwithstanding the foregoing, the first Plan Year shall mean the period from August 5, 2025 through December 31, 2025.

(p)    “Primary Group Dental Plan” means the group dental benefit plan sponsored by the Company in which a majority of the Company’s active employees participate.

(q)    “Primary Group Health Plan” means the group health plan sponsored by the Company in which a majority of the Company’s active employees participate.

(r)    “Qualified Medical Expenses” means “qualified medical expenses” within the meaning of Code Section 223(d)(2)(A).

(s)    “Threshold Value Plan” means a group health plan which provides Essential Health Benefits, as defined in the Patient Protection and Affordable Care Act of 2010, as amended (“ACA”), and which provides cost-sharing features substantially equivalent to or more favorable than an ACA marketplace “Silver”, “Gold”, or “Platinum” level plan. Notwithstanding the foregoing, with respect to a group health plan which provides dental benefits, “Threshold Value Plan” means a dental benefit plan which provides cost-sharing features substantially equivalent to, or more favorable than, the dental benefit plan provided by the Company to its active employees as of August 5, 2025.

(t)    “Year of Service” means each twelve (12) consecutive month period of employment with the Company (or an Affiliate thereof), beginning with a Participant’s most recent hire date or, if a Participant has multiple hire dates, such earlier hire date as the Plan Administrator may specify (e.g. the Participant’s service date). Years of Service will not include service with a predecessor of the Company unless otherwise specified by the Plan Administrator. A partial Year of Service will not be taken into account for purposes of the Plan.

SECTION 3

BENEFITS

Section 3.1    Benefits.

(a)    The Company shall provide medical, prescription drug and dental benefits, as well as certain reimbursement benefits to eligible Participants of this Plan. Participants shall have a vested interest in benefits under this Plan after the later of August 5, 2026, or accruing one Year of Service. Notwithstanding the foregoing, if any person listed on Schedule A hereto is terminated by the Company without Cause, or terminates his employment for Good Reason, before August 5, 2026, such Participant shall have a vested interest in benefits under this Plan as of the date of the Participant’s termination.

Section 3.2    Insured Employee Welfare Benefits.

(a)    To the extent the Company’s Primary Group Health Plan is an insured Threshold Value Plan, and to the extent permitted by the insurer with respect to such Primary Group Health Plan, the Company is obligated to cover all Participants in the Company’s Primary Group Health Plan at no cost to the Participant. The text of any such insurance contracts, as amended from time to time, are hereby incorporated into this Plan by reference and made a part hereof. Any such insurance contracts may be changed by mutual agreement between the Company and the insurance company at any time and from time to time. The Company shall be the owner and policyholder of any such insurance contract.

(b)    To the extent the Company’s Primary Group Dental Plan is an insured Threshold Value Plan, and to the extent permitted by the insurer with respect to such Primary Group Dental Plan, the Company is obligated to cover Plan Participants in the Company’s Primary Group Dental Plan at no cost to the Participant. The text of any such insurance contracts, as amended from time to time, are hereby incorporated into this Plan by reference and made a part hereof. Any such insurance contracts may be changed by mutual agreement between the Company and the insurance company at any time and from time to time. The Company shall be the owner and policyholder of any such insurance contract.

(c)    Except as may be otherwise specifically provided in this Plan, the rights, duties, obligations and responsibilities of the Company and eligible Participants concerning the benefits provided under an insurance contract shall be limited to such rights, duties, obligations and responsibilities as may be set forth in the applicable insurance contract, as amended from time to time.

Section 3.3.    Uninsured Employee Welfare Benefit Reimbursement.

(a)    Premium Reimbursement Benefit. During the life of the Participant and/or his or her surviving spouse or former spouse, a Participant and or his or her surviving spouse or former spouse shall be eligible to receive a taxable premium reimbursement benefit (the “Premium Reimbursement”), which shall be intended to reimburse the Participant for the Participant’s cost of purchasing a major medical and/or dental insurance policy for himself and his or her spouse, up to the following amounts:

(i)    Married Participants: an amount equal to the difference between:

(1)    $45,000; and

(2)    The value the Company, in its reasonable discretion, assigns to the Primary Group Health Plan coverage and Primary Group Dental Plan coverage provided for such plan year to a Participant and his or her spouse pursuant to Section 3.2 above, to the extent such plans are Threshold Value Plans. In the event that the Primary Group Health Plan is not a Threshold Value Plan, the value thereof shall be deemed to be zero dollars ($0); and in the event the Primary Group Dental Plan is not a Threshold Value Plan, the value thereof shall be deemed to be zero dollars ($0).

(ii)    Unmarried Participants or Surviving Spouses or Former Spouses: an amount equal to the difference between:

(1)    $22,500; and

(2)    The value the Company, in its reasonable discretion, assigns to the Primary Group Health Plan coverage and Primary Group Dental Plan coverage provided for such plan year to a Participant and his or her spouse pursuant to Section 3.2 above, to the extent such plans are Threshold Value Plans. In the event that the Primary Group Health Plan is not a Threshold Value Plan, the value thereof shall be deemed to be zero dollars ($0); and in the event the Primary Group Dental Plan is not a Threshold Value Plan, the value thereof shall be deemed to be zero dollars ($0).

(iii)    Adjustment for Inflation. For calendar years beginning in 2027, the components of the Premium Reimbursement described in Sections 3.3(a)(i)(1) and 3.3(a)(ii)(1) shall be adjusted upward 7.5% per year to account for inflation.

(iv)    Proration in First Year of Participation. In a Participant’s first year of participation, the components of the Premium Reimbursement described in Sections 3.3(a)(i)(1) and 3.3(a)(ii)(1) shall be reduced by a fraction, the numerator of which is the number of months remaining in the calendar year as of the Participant’s retirement date (including the month of retirement), and the denominator of which is 12.

(v)    Unused Amounts. In the event a Participant does not obtain reimbursement for the full amount of Premium Reimbursement benefits in a calendar year, such amount shall be forfeited, and shall not be eligible to add such amount of Premium Reimbursement benefits in a later calendar year.

(vi)    Timing of Reimbursement. For any expense related to premiums for a major medical and/or dental insurance policy, Premium Reimbursements of expenses must be made not later than the last day of the calendar year following the calendar year in which such expense was incurred.

(b)    Medical Expense Reimbursement Benefit. During the life of the Participant and/or his or her surviving spouse or former spouse, a Participant, and/or his or her surviving spouse or former spouse shall be eligible to receive a taxable medical expense reimbursement benefit (the “Medical Expense Reimbursement”), which shall be intended to reimburse the Participant for the Participant’s costs related to Qualified Medical Expenses for himself and his or her spouse, surviving spouse, or former spouse, up to the following amounts:

(i)    Married Participants: $35,000.

(ii)    Unmarried Participants, Surviving Spouses, or Former Spouses: $35,000

(iii)    Adjustment for Inflation. For calendar years beginning in 2027, the Medical Expense Reimbursement shall be adjusted upward 3% per year to account for inflation.

(iv)    Proration in First Year of Participation. In a Participant’s first year of participation, the Medical Expense Reimbursement shall be reduced by a fraction, the numerator of which is the number of months remaining in the calendar year as of the Participant’s retirement date (including the month of retirement), and the denominator of which is 12.

(v)    Unused Amounts. In the event a Participant does not obtain reimbursement for the full amount of Medical Expense Reimbursement benefits in a calendar year, such amount shall be forfeited, and shall not be eligible to add such amount of Medical Expense Reimbursement benefits in a later calendar year.

(vi)    Timing of Reimbursement. For any Qualified Medical Expense, Medical Expense Reimbursements of such Qualified Medical Expense must be made not later than the last day of the calendar year following the calendar year in which such expense was incurred.

Section 3.4.    Incorporation of all Relevant Employee Benefits Documents.

All written documents relating to benefits provided pursuant to this Plan are set forth in Exhibit A attached hereto and incorporated herein. Exhibit A may be amended from time to time, which amended Exhibit A shall be incorporated herein and become a part hereof.

SECTION 4

ADMINISTRATION OF PLAN

Section 4.1.    Plan Administrator.

The Company shall be the Plan Administrator and shall be the named fiduciary of the Plan. The Company may from time to time designate a person, committee or organization to perform certain of its responsibilities as the Plan Administrator. Except as otherwise specifically provided in the Plan or in any insurance contract, the Plan Administrator and/or its designee shall have full discretionary authority to control and manage the operation and administration of the Plan. The Plan Administrator and/or its designee shall have all power necessary or convenient to enable the Plan Administrator and/or its designee to exercise such authority. In connection therewith, the Plan Administrator and/or its designee may provide rules and regulations, not inconsistent with the provisions hereof, for the operation and management of the Plan, and may from time to time amend or rescind such rules or regulations. The Plan Administrator is authorized to accept service of legal process for the Plan.

Section 4.2.    Eligibility Determination.

The Plan Administrator shall make all determinations of eligibility, including initial and final appeals, unless the terms of an underlying benefit plan document listed in Exhibit A provide that a different party shall make an eligibility determination.

Section 4.3.    Process for Resolving Questions of Eligibility that Do Not Involve Claims for Benefits.

(a)    Eligibility Determinations that do not Involve Claims for Benefits. The Plan Administrator shall make any determinations related to eligibility and notify the applicant in writing of that determination within thirty (30) days after receipt of the request for an eligibility determination.

(b)    Adverse Determinations. If the initial benefit eligibility determination is an adverse determination, the Plan Administrator shall explain in writing the Plan’s review procedures and the time limits applicable.

(c)    Initial Appeal of an Adverse Eligibility Determination. To appeal an initial adverse eligibility determination, an individual or his or her representative must, within one hundred eighty (180) days of receiving the determination, notify the Plan Administrator. The individual or his or her representative may submit written comments, documents, records, and other information relevant to the eligibility determination, and shall be given reasonable access to, and copies of, all relevant documents, records, and other information. The Plan Administrator’s review shall take into account all comments, documents, records, and other information the individual or his or her representative submits relating to the determination, without regard to whether the information was submitted or considered in the initial determination.

(d)    Notice of Decision on Initial Appeal. The Plan Administrator shall notify the employee of the decision on appeal within thirty (30) days of the Plan Administrator’s receipt of the appeal, unless special circumstances require an extension of time of up to thirty (30) days for processing the appeal. If an extension is required, the Plan Administrator shall notify the employee before the expiration of the initial 30-day period, explaining the special circumstances that require an extension of time and including the date by which the Plan Administrator expects to issue its determination on the appeal. If the decision on appeal is an adverse eligibility determination, the Plan Administrator shall provide the employee with a notice of the adverse eligibility determination that shall: (1) be written in a manner designed to be understood by the individual; (2) include the specific reasons for the adverse eligibility determination; (3) refer to the Plan provisions on which the determination was based; (4) inform the individual that, upon request and free of charge, he or she is entitled to reasonable access to and copies of all relevant documents, records, and other information; and (5) notify the individual of the right to bring legal action within one hundred twenty (120) days after receipt of final notice on appeal.

(e)    Final Appeal of Adverse Eligibility Determination. To appeal an adverse eligibility determination, an individual or his or her representative must, within one hundred eighty (180) days of receiving the determination, notify the Plan Administrator. The individual or his or her representative may submit written comments, documents, records, and other information relevant to the eligibility determination, and shall be given reasonable access to, and copies of, all relevant documents, records, and other information. The Plan Administrator’s review shall take into account all comments, documents, records, and other information the employee or his or her representative submits relating to the determination, without regard to whether the information was submitted or considered in the initial determination.

(f)    Notice of Decision on Final Appeal. The Plan Administrator shall notify the individual of the decision on appeal within thirty (30) days of the Plan Administrator’s receipt of the appeal, unless special circumstances require an extension of time of up to thirty (30) days for processing the appeal. If an extension is required, the Plan Administrator shall notify the individual before the expiration of the initial 30-day period explaining the special circumstances that require an extension of time and including the date by which the Plan Administrator expects to issue its determination on appeal. If the decision on appeal is an adverse eligibility determination, the Plan Administrator shall provide the individual with a notice that shall: (1) be written in a manner designed to be understood by the individual; (2) include the specific reasons for the determination; (3) refer to the Plan provisions on which the determination was based; (4) inform the individual that, upon request and free of charge, he or she is entitled to reasonable access to and copies of all relevant documents, records, and other information; and (5) notify the individual of the right to bring legal action within one hundred twenty (120) days after receipt of notice on final appeal.

Section 4.4.    General Claims and Appeals Procedure.

For each benefit provided under the Plan, a claims procedure is set forth in the appropriate documents listed in Exhibit A. For each benefit provided under the Plan, the Plan Administrator shall determine whether to delegate the responsibility for making claims and/or appeals determinations to a Claims Administrator. Any such delegation shall be referenced in Exhibit B, as applicable. Each Participant eligible to receive any benefit under the Plan shall complete all forms and furnish all proofs, receipts and releases as may be required by the Plan

Administrator or Claims Administrator pursuant to the applicable claims procedure. If a written election or consent is not legally required, the Plan Administrator may prescribe an oral, electronic, or telephonic form instead of or in addition to a written form. The procedures shall be applied uniformly on a reasonable and non-discriminatory basis for all eligible Participants.
In the event of any misstatement or omission by a Participant which results in an overpayment to such Participant under this Plan, the party making such overpayment shall have the right to recover such overpayment.

Section 4.5.    Questions of Interpretation.

Except as may be otherwise specifically provided in the Plan or in any insurance contract, the Plan Administrator and/or its designee shall have full discretionary authority to determine eligibility under the Plan, to construe the Plan and to determine all questions of fact or law arising hereunder. All such determinations and interpretations shall be final, conclusive and binding on all persons affected thereby. The Plan Administrator and/or its designee shall have full discretionary authority to correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem expedient and, subject to Section 4.4, the Plan Administrator and/or its designee shall be the sole and final judge of such expediency.

The Plan Administrator and each Claims Administrator shall administer the Plan on a reasonable and non-discriminatory basis and shall apply uniform rules to all similarly-situated Participants.

Section 4.6.    Employment of Consultants.

The Plan Administrator or a fiduciary named by the Plan Administrator pursuant to the Plan may employ one or more persons to render advice with regard to their respective responsibilities under the Plan.

Section 4.7.    Contracts and Agreements.

Any contracts or agreements with insurance companies, third party administrators or other entities entered into by Plan Administrator for the sole purposes of providing for the administration and/or the delivery of benefits under the Plan shall be initiated, continued or terminated at the sole discretion of Plan Administrator. The Plan Administrator reserves the right to change third party administrators at any time. The Company shall make commercially best efforts to include Participants as eligible in its insured Primary Group Health Plan and insured Primary Group Dental Plan, and to design such plans to be Threshold Value Plans.

Section 4.8.    Designation of Fiduciaries.

The Plan Administrator may designate another person or persons to carry out any fiduciary responsibility of the Plan Administrator under the Plan. Any person or a group of persons may serve in more than one fiduciary capacity with respect to the Plan. The Plan Administrator shall not be liable for any act or omission of such person in carrying out such responsibility, except as may be otherwise provided under ERISA.

Section 4.9.    Fiduciary Responsibilities.

Each fiduciary under the Plan shall be responsible only for the specific duties assigned under the Plan and shall not be directly or indirectly responsible for the duties assigned to another fiduciary, except as may be otherwise provided in ERISA. No fiduciary of the Plan shall be liable for any act or omission in carrying out his or her responsibilities under the Plan, except as may be provided under ERISA.

Section 4.10.    Funding Policy.

The Company shall be responsible for establishing and carrying out the funding policy of the Plan for the provision of benefits consistent with the objectives of the Plan. All benefits provided under the Plan shall be paid from the general assets of the Company or by eligible participant contributions as designated by the Company.

Section 4.11.    Facility of Payment.

When a Participant is under a legal disability or in the opinion of the Plan Administrator is in any way incapacitated so as to be unable to manage his financial affairs, the Plan Administrator or Claims Administrator may make benefit payments to the individual’s legal representative. If a legal representative has made no claim, benefit payments may be made to a relative or legal guardian of the Participant for the individual’s benefit. Any payments made in accordance with this Section 4.11 shall be a full and complete discharge of any liability for such payment under the Plan.

Section 4.12.    Administrative Errors.

To the extent errors in the administration of the Plan are identified, the Plan Administrator, in its sole and exclusive judgment, may correct any such errors. Any such correction shall be made in conformity with the Internal Revenue Code and in accordance with those principles, as set forth from time to time, by the Internal Revenue Service.

To the extent such error is the result of a drafting mistake, or any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole and exclusive judgment, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a fashion consistent with its intent, as determined by the Plan Administrator. The Plan Administrator shall amend the Plan retroactively to cure any such ambiguity, notwithstanding anything in the Plan to the contrary. Any such amendments shall be made in conformity with the Internal Revenue Code and in accordance with those principles, as set forth from time to time, by the Internal Revenue Service.

SECTION 5

PROTECTED HEALTH INFORMATION

Section 5.1.    Use and Disclosure of Protected Health Information.

The Plan may release PHI to the Company for Plan Administration Functions, and the Company agrees to do the following:

(a)    The Company shall not use or further disclose the PHI other than as permitted or required by the Plan’s documents or as required by law;

(b)    The Company shall, with respect to any use, request, and disclose for PHI, limit the PHI to the extent practicable to a limited data set of PHI, as defined by HIPAA as amended and the regulations thereunder, or, if needed, the minimum necessary to accomplish the intended purpose of such use, disclosure or request;

(c.)    The Company shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the electronic PHI;

(d)    The Company shall ensure that any agent, including a subcontractor, to whom it provides PHI received from the Plan agrees in writing to the same restrictions and conditions that apply to the Company with respect to such PHI and to implement reasonable and appropriate safeguards to protect electronic PHI;

(e)    The Company shall not use or disclose the PHI for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of the Employer;

(f)    The Company agrees to report to the Plan any use or disclosure of the PHI that is inconsistent with the uses or disclosures provided herein, if and when the Company becomes aware of such inconsistent use or disclosure;

(g)    The Company agrees to report to the Plan any security incident if and when the Company becomes aware of such security incident;

(h)    The Company, in accordance with HIPAA and the regulations thereunder, has authorized the Plan to make PHI available to individuals;

(i)    The Company, in accordance with HIPAA and the regulations thereunder, has authorized the Plan to make PHI available to individuals for amendment and to incorporate such amendments of PHI;

(j)    The Company, in accordance with HIPAA and the regulations thereunder, has authorized the Plan to make available the information required to provide an accounting of disclosures;

(k)    The Company agrees to make its internal practices, books and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of Health and Human Services for purposes of determining the Plan’s compliance with HIPAA; and

(l)    If feasible, the Company shall return or destroy all PHI that the Company received from the Plan and which the Company no longer needs for the purpose for which disclosure was made, except that, if such return or destruction is not feasible, the Company shall limit further uses and disclosures to those purposes that make the return or destruction of the PHI infeasible.

(m)    To the extent the Company uses or maintains an electronic health record (as defined in HIPAA) with respect to PHI, an individual has the right to receive an accounting of disclosures of such electronic health records made by the Company in the three (3) years prior to the date on which the accounting is requested, including: (1) to carry out health care treatment, payment and health care operations, (2) any disclosures not permitted by the rules set forth in 45 C.F.R. Part 160, and Part 164, Subparts A and E (the “Privacy Rule”), (3) any disclosures the Company makes pursuant to a “public policy” purpose, (4) any disclosures required by law, and (5) any disclosures made pursuant to an administrative or judicial order, subpoena, discovery request, qualified medical child support order, or workers’ compensation program.

(n)    In the event of non-compliance with any of the provisions set forth in this Section, the President and Chief Operating Officer of the Company (the “Privacy Official”) shall address any non-compliance issues promptly and confidentially by investigating the complaint and documenting their investigation efforts and findings. If PHI has been used or disclosed in violation of Company’s HIPAA policies, as applicable or inconsistent with this Section, the Privacy Official shall take immediate steps to mitigate any harm caused by the violation and to minimize the possibility that such violation will recur.

(o)    Upon any breach, the Company shall evaluate whether such breach is a “Breach” requiring notice under HIPAA. Following the Company’s discovery of a breach of unsecured PHI, the Plan Administrator shall notify each individual whose unsecured PHI has been, or is reasonably believed to have been, accessed, acquired, or disclosed as a result of the breach, in accordance with 45 C.F.R. §164.404, as amended, and will notify the Secretary of Health and Human Services in accordance with 45 C.F.R. §164.408, as amended. For a breach of unsecured PHI involving more than 500 residents of a state or jurisdiction, the Plan Administrator will notify the media in accordance with 45 C.F.R. §164.406, as amended. “Unsecured PHI” means PHI that is not secured through the use of technology or methodology specified in regulations or other guidance issued by the Secretary of Health and Human Services.

Section 5.2.    Adequate Separations.

The Company shall ensure that the following adequate separations are established:

(a)    The Company shall designate specific people who shall use and disclose PHI on behalf of the Plan for purposes of Plan Administration Functions, as identified in Section 5.2(c) below.

(b)    Access and use of PHI by the Company shall be limited to Plan Administration Functions that the Company performs on behalf of the Plan.

(c)    Authorized Employees. Employees of the Company serving in the following capacities shall be considered authorized employees with access to PHI:

(i)    Privacy Official

(ii)    Benefits Team

(iii)    Administrative Committee

(iv)    Designated In-house Legal Counsel

(d)    In the event that any employee of the Company does not comply with the limitations on uses and disclosures of PHI described herein, he or she shall be subject to disciplinary sanctions up to and including termination of employment and/or removal from Plan Administration Functions.

SECTION 6

AMENDMENT OR TERMINATION PROCEDURE

The Company or its designee shall have the right, in its sole discretion, to amend or terminate the Plan in whole or in part, at any time and from time to time and to any extent that it may deem appropriate, subject to any applicable employment agreement. The amendment or termination shall be effective on such date as the Company may determine; provided, however, any such amendment may be effective retroactively only to the extent allowed by ERISA, and shall not reduce or eliminate any vested benefit provided hereunder.

SECTION 7

MISCELLANEOUS

Section 7.1.    Nonalienation.

No benefit under the Plan prior to actual receipt thereof by an eligible Participant, shall be subject to any debt, liability, contract, engagement or tort of any eligible Participant or his or her beneficiary, nor subject to anticipation, sale, assignment (except in the case of medical benefits), transfer, encumbrance, pledge, charge, attachment, garnishment, execution, alienation, or any other voluntary or involuntary alienation or other legal or equitable process.

Section 7.2.    Qualified Medical Child Support Orders.

The Plan shall provide benefits in accordance with the applicable requirements of a qualified medical child support order, as required by ERISA Section 609, received by the Plan.

Section 7.3.    Code Section 409A.

The Plan is intended to comply with Code Section 409A to the extent it applies or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall be paid prior to the 15th day of the third month of the calendar year immediately following the calendar year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this

Plan that constitutes an item of deferred compensation under Code Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” under Code Section 409A; and (ii) to the extent required in order to comply with Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to a Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payment. A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A.

The Insured Employee Welfare Benefits described in Section 3.2 are insured benefits which are not taxable to the Participants, and thus are intended to be exempt from Code Section 409A.

The Premium Reimbursement and Medical Expense Reimbursement benefits described in Section 3.3 are intended to comply with Code Section 409A rules regarding nonexempt reimbursement arrangements treated as having a specified date or fixed schedule. In accordance with these rules, this Plan provides: (1) for objective, nondiscretionary definitions of expenses eligible for reimbursement; (2) specified and objective periods for which the arrangement continues; (3) that payments made under the arrangement in one taxable year of the Participant may not affect the payments made in any other taxable year; (4) that there is no right to any benefit or payment in lieu of the benefit provided under the reimbursement arrangement; and (5) reimbursement must be made not later than the end of the year following the year in which the expense was incurred.

Section 7.4.    Uniformed Services Employment and Reemployment Rights Act.

The Plan shall comply with the requirements under the Uniformed Services Employment and Reemployment Rights Act of 1994 and regulations issued thereunder, as amended from time to time, as required.

Section 7.5.    Family and Medical Leave Act.

The Plan shall comply with the requirements under the Family and Medical Leave Act of 1993 and regulations issued thereunder, as amended from time to time, as required.

Section 7.6.    Continuation of Group Health Coverage.

The Plan shall provide continuation of group health coverage to the extent required under Sections 601 through 608 of ERISA and Section 4980B of the Code.

Section 7.7.    Limitation of Rights and Obligations.

Neither the establishment nor maintenance of the Plan, nor any amendment thereof, nor the purchase of any insurance contract, nor any act or omission under the Plan resulting from the operation of the Plan shall be construed:

(a)    As conferring on any Participant or any other person any right or claim against the Company or the Plan Administrator except to the extent that such right or claim shall be specifically expressed and provided in the Plan or provided under ERISA; or

(b)    As a contract or agreement between the Company and any Participant or to be consideration for, or an inducement or condition of employment or retirement of any employee, or as affecting in any manner or to any extent whatsoever the rights or obligations of the Company or any employee to continue or terminate the employment relationship at any time.

Section 7.8.    Gender and Number.

Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, and the plural shall include the singular.

Section 7.9.    Headings and Severability.

The headings of Articles and Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan. In the event any Plan provision shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 7.10.    Successors.

All Company obligations under this Plan shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

Section 7.11.    Notice.

Any notice given under the Plan shall be sufficient if given to the Plan Administrator, when addressed to the Company’s office; if given to the Company, when addressed to its office; or if given to a Participant, when addressed to the Participant at his or her address as it appears in the records of the Plan Administrator or Claims Administrator.

Section 7.12.    Counterparts.

This Plan may be executed in any number of counterparts, each of which shall be deemed to be an original. All counterparts shall constitute but one and the same instrument and shall be evidenced by any one counterpart.

IN WITNESS WHEREOF the Company has caused this Plan to be executed on this 21st day of October, 2025.

GRIFFON CORPORATION

By: /s/ Seth L. Kaplan__________________

Title: Senior Vice President

SCHEDULE A
ELIGIBLE EMPLOYEES

1.Ronald J. Kramer

2.Robert F. Mehmel

3.Brian G. Harris

4.Seth L. Kaplan

EXHIBIT A

DOCUMENTS INCORPORATED BY REFERENCE

Documents incorporated by reference into this Plan and made a part hereof, include the following:

1.Medical and Prescription Drug Insurance Policy and any riders thereto.

2.Dental Insurance Policy and any riders thereto.

EXHIBIT B

CLAIMS ADMINISTRATORS

Medical and Prescription Drug Benefits: Oxford Health Insurance, Inc.
Pre-Certification	Call the number on the ID card
Claims Administration	Oxford Health Insurance, Inc. 14 Central Park Drive Hooksett, NH 03106
Medical and Prescription Drug Web site	www.myuhc.com
Network option	PPO
To Obtain Claim Forms	Refer to the address on the ID card entitled “Submit claim forms to this address”
To Appeal a Benefit Determination -OR- To Request an External Review	Refer to notice of adverse benefit determination for address to which appeal should be sent or for information about external review.
Dental Benefits: MetLife
Claims Administration	MetLife 1-800-275-4638
Dental Benefit Web site	https://www.metlife.com/insurance/dental-insurance/dental-insurance-center/
To Obtain Claim Forms	https://www.metlife.com/dental 1-800-275-4638
To Appeal a Benefit Determination -OR- To Request an External Review	Refer to notice of adverse benefit determination for address to which appeal should be sent or for information about external review.